Exhibit (99)

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Paul G. Saari
Chief Financial Officer
(800) 497-7659

ATLANTIS PLASTICS ANNOUNCES
FIRST QUARTER 2003 RESULTS

ATLANTA, GA – (April 28, 2003) Atlantis Plastics, Inc. (ASE: AGH) today announced its operating results for the first quarter ended March 31, 2003. Net sales for the first quarter of 2003 were $67.7 million compared with $58.3 million for the first quarter of 2002. Net income for the first quarter of 2003 was $1.7 million, or $0.22 per diluted share, compared with $1.2 million, or $0.15 per diluted share, in the first quarter of 2002.

In the Company’s plastic films segment, sales volume (as measured in pounds) for the first quarter of 2003 increased 5% from the comparable period in 2002. Net sales for the first quarter of 2003 increased 22% from the comparable period in 2002 as a result of an increase in selling prices due to higher resin costs. In the Company’s molded products segment, net sales for the first quarter of 2003 increased 5% from the comparable period in 2002.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the first quarter of 2003 were $7.1 million compared with $6.7 million for the first quarter of 2002. Atlantis’ gross margin and operating margin for the first quarter of 2003 were 16% and 6%, respectively, compared with 19% and 6%, respectively, for the comparable period in 2002. Net debt (total debt less cash) at March 31, 2003 was $90.8 million compared with $87.7 million at December 31, 2002.

Selling, general and administrative expenses for the first quarter of 2003 were $6.7 million compared with $7.2 million for the first quarter of 2002. The decrease is primarily the result of decreases in incentive compensation costs.

Anthony F. Bova, President and Chief Executive Officer, said, “Overall, we are pleased with our first quarter results with earnings per share up 47% and EBITDA up 6% compared to the first quarter of 2002. We reduced operating expenses and realized reductions in interest expense that contributed to a 42% increase in net income compared to 2002 levels.

“In a difficult economic environment, our plastics films’ business increased volume in pounds shipped by 5% and gross profit in dollars by 11% compared to the first quarter of 2002. We believe that some of the increase in volume realized in the first quarter of 2003 was a result of a “buy in” by some of our customers prior to rapid resin price increases we have experienced thus far in 2003. While we were successful in improving gross profits in dollars through combined cost reductions and recovering resin price increases, we remain cautious that future margins may be pressured as a result of continued weakness in the economy, industry overcapacity, and continued price volatility in the resin market.

“In the first quarter of 2003, our molded products group was adversely impacted by weakness in the automotive, appliance, and building construction sectors. Excluding the impact of the Rio Grande acquisition, sales were off 6% compared to 2002 levels, adversely effecting both gross and operating margins. We believe we have been successful in growing our market share; however, we expect challenging market conditions to continue as our major appliance and automotive customers continue to face generally weak industry demand.”

Atlantis Plastics, Inc. is a leading U.S. manufacturer of polyethylene stretch and custom films and molded plastic products. Stretch films are used to wrap pallets of materials for shipping or storage. Custom films are made-to-order specialty film products used in the industrial and packaging markets. Atlantis’ molded plastic products are used primarily in the appliance, automotive, agricultural, building supply, and recreational vehicle industries.

Statements herein regarding expected performance of the Company’s business and expected levels of demand constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such statements are based on the Company’s current expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. With respect to these statements, the Company has made assumptions regarding expected economic conditions, expected volumes and price levels of purchases by customers and raw material costs. The forward-looking statements are subject to certain risks including, among others, that the foregoing assumptions are inaccurate. There are many factors that impact these forward-looking statements that cannot be predicted accurately. These risks and uncertainties include, but are not limited to, fluctuations in plastic resin prices, the Company’s high debt level, the risks inherent with predicting revenue and earnings outcomes as well as other “Factors That May Affect Future Results” set forth in the Company’s Form 10-K for fiscal 2002 filed with the Securities and Exchange Commission.

Management believes its estimates are reasonable; however, undue reliance should not be placed on such estimates, which are based on current expectations. The information contained herein speaks as of the date hereof and the Company does not undertake any obligation to update such information as future events unfold.

Atlantis will hold its quarterly conference call to discuss operating results today at 11:00 a.m. eastern daylight time. To participate in the conference call, please call 1-800-930-1344.

For more information, please visit www.atlantisstock.com.

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ATLANTIS PLASTICS, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 31,
(in thousands, except per share data)	2003	2002

Net sales	$67,669	$58,263

Cost of sales	56,764	47,314

Gross profit	10,905	10,949

Selling, general and administrative expenses	6,668	7,194

Operating income	4,237	3,755

Net interest expense	1,490	1,886

Income before provision for income taxes	2,747	1,869

Provision for income taxes	1,085	712

Net income	$1,662	$1,157

Basic and diluted earnings per share	$0.22	$0.15

Weighted average number of shares used in computing earnings per share (in thousands):
Basic	7,579	7,540
Diluted	7,618	7,551

ATLANTIS PLASTICS, INC.
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(in thousands, except share and per share data)	2003	2002

ASSETS
Cash and cash equivalents	$1,617	$1,225
Accounts receivable (net of allowances of $1,456 and $915)	34,513	26,733
Inventories	21,656	21,958
Other current assets	3,450	6,155
Deferred income tax assets	3,410	3,421

Total current assets	64,646	59,492
Property and equipment, net	64,356	65,140
Goodwill, net of accumulated amortization	47,476	47,479
Other assets	4,769	4,144

Total assets	$181,247	$176,255

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued expenses	$24,166	$26,076
Current maturities of long-term debt	4,028	4,013
Other current liabilities	1,242	203

Total current liabilities	29,436	30,292

Long-term debt	88,424	84,891
Deferred income tax liabilities	11,800	11,544
Other liabilities	71	—

Total liabilities	129,731	126,727

Commitments and contingencies	—	—

Shareholders’ equity:
Class A Common Stock, $.10 par value, 20,000,000 shares authorized, 5,121,752 shares issued and outstanding in 2003 and 2002	512	512
Class B Common Stock, $.10 par value, 7,000,000 shares authorized, 2,456,981 shares issued and outstanding in 2003 and 2002	246	246
Additional paid-in capital	10,852	10,852
Notes receivable from sale of common stock	(1,356)	(1,682)
Retained earnings	41,262	39,600

Total shareholders’ equity	51,516	49,528

Total liabilities and shareholders’ equity	$181,247	$176,255

ATLANTIS PLASTICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,
(in thousands)	2003	2002

Operating Activities:
Net income	$1,662	$1,157
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Depreciation	2,881	2,899
Loss on disposal of assets	—	139
Loan fee and other amortization	249	76
Interest receivable from shareholder loans	(6)	(18)
Deferred income taxes	267	(148)
Change in operating assets and liabilities:
Accounts receivable	(7,780)	(2,429)
Inventory	302	(1,429)
Other current assets	2,459	1,632
Accounts payable and accrued expenses	(1,910)	(614)
Other current liabilities	1,039	—
Other assets and liabilities	(541)	24

Net cash (used for) provided by operating activities	(1,378)	1,289

Investing Activities:
Capital expenditures	(2,110)	(3,075)

Net cash used for investing activities	(2,110)	(3,075)

Financing Activities:
Net borrowings under revolving credit agreements	4,550	2,500
Payments on long-term debt	(1,002)	(1,609)
Payments on notes receivable from shareholders	332	96
Proceeds from exercise of stock options	—	20

Net cash provided by financing activities	3,880	1,007

Net increase (decrease) in cash and cash equivalents	392	(779)
Cash and cash equivalents at beginning of period	1,225	937

Cash and cash equivalents at end of period	$1,617	$158

ATLANTIS PLASTICS, INC.
SEGMENT/TREND INFORMATION

	2003	2002

(in millions)	Q1	Q4	Q3	Q2	Q1

NET SALES
Plastic Films	$46.1	$39.3	$43.5	$44.4	$37.8
Molded Products	21.6	20.7	19.7	22.7	20.5

Total	$67.7	$60.0	$63.2	$67.1	$58.3

GROSS PROFIT
Plastic Films	16%	12%	14%	16%	18%
Molded Products	16%	16%	18%	19%	21%

Total	16%	13%	15%	17%	19%

OPERATING INCOME
Plastic Films	6%	0%	3%	5%	5%
Molded Products	6%	4%	8%	8%	9%

Total	6%	2%	4%	6%	6%

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA(1)

	2003	2002

(in millions)	Q1	Q4	Q3	Q2	Q1

Net income (loss)	$1.7	$(0.6)	$0.4	$1.3	$1.2
Net interest expense	1.5	1.9	2.0	1.8	1.9
Provision (benefit) for income taxes	1.0	(0.3)	0.3	0.8	0.7
Depreciation and amortization	2.9	2.9	2.9	3.0	2.9

EBITDA	$7.1	$3.9	$5.6	$6.9	$6.7

(1)	EBITDA as presented is defined as earnings before interest, taxes, depreciation and amortization.
The Company believes EBITDA is a useful financial metric used by investors to assess financial performance.